OPERATING AGREEMENT

FOR

COMBOOX DAO LLC

A DECENTRALIZED AUTONOMOUS ORGANIZATION

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS AGREEMENT OR ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY, THE MEMBER OR THEIR AFFILIATES, OR ANY PROFESSIONAL ASSOCIATED WITH THIS OFFERING, AS LEGAL, TAX OR INVESTMENT ADVICE. EACH INVESTOR SHOULD CONSULT WITH AND RELY ON HIS OR HER OWN ADVISORS AS TO THE LEGAL, TAX AND/OR ECONOMIC IMPLICATIONS OF THE INVESTMENT DESCRIBED IN THIS AGREEMENT AND ITS SUITABILITY FOR SUCH INVESTOR.

AN INVESTMENT IN THE SHARES CARRIES A HIGH DEGREE OF RISK AND IS ONLY SUITABLE FOR AN INVESTOR WHO CAN AFFORD LOSS OF HIS OR HER ENTIRE INVESTMENT IN THE SHARES. THE SHARES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933. AS AMENDED OR THE SECURITIES LAWS OF ANY OTHER STATE. ACCORDINGLY, SHARES MAY NOT BE TRANSFERRED SOLD, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR A VALID EXEMPTION FROM SUCH REGISTRATION.

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THIS OPERATING AGREEMENT (this "Agreement") is made, adopted and entered into effective as of May 18, 2024 (the "Effective Date"), by the members whose signatures appear at the end of this Agreement, for governing the operating of Comboox DAO LLC (the "Company"), a Wyoming limited liability company electing to be a decentralized autonomous organization.

WITNESSETH

WHEREAS, the Company was formed as a decentralized autonomous organization under the Wyoming Limited Liability Company Act (the "Act") and the Wyoming Decentralized Autonomous Organization Supplement (the "Supplement") pursuant to a CERTIFICATE OF ORGANIZATION filed by Wyoming Secretary of State on November 8, 2023 .

NOW THEREFORE, the OPERATING AGREEMENT of the Company is hereby stated in its entirety as follows:

ARTICAL 1.      Definition

1.1. "Act" means The Wyoming Limited Liability Company Act, as amended from time to time.

1.2. "Agreement" means this decentralized autonomous organization operating agreement of the Company, which may be approved, adopted, and/or amended pursuant to this Agreement, as well as the Company's Articles of Organization.

1.3. "ArbitrumOne" means the Ethereum Layer-2 public blockchain network operating under the name "ArbitrumOne", which is connected to the main net of Ethereum and uses a technology called "Optimistic Rollups" to improve the scalability and efficiency of Ethereum.

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1.4. "Backup Key" means the other account address added by a User into its ComBoox User account, which may also be recognized by Registration Center to retrieve the User Number for identification purpose.

1.5. "Buy Orders" has the meaning defined in Section 4.5.4.

1.6. "CBP" or "ComBoox Points" means the ERC-20 token booked in Registration Center, the primary function of which is to act as the ComBoox Community's utility token to automatically calculate, collect and transfer royalties from Users of Template Contracts to the relevant intellectual properties' holder.

1.7. "Certificate of Contribution" has the meaning defined in Section 3.1.2.

1.8. "Clean Paid" has the meaning defined in Section 3.1.1(4).

1.9. "Closed Deals" has the meaning defined in Section 4.5.5.

1.10. "ComBoox" or "ComBoox Platform" means the company book-entry platform consisting of a core smart contract called "Registration Center" and a set of Template Contracts deployed on ArbitrumOne, which is designed for equity registration and corporate statutory books-keeping, and aims to assist users to quickly establish a legal, secure, transparent, reliable and automatic system to enable the company's stakeholders to perform legal acts related to share transactions or corporate governance in a self-service mode.

1.11. "ComBoox Community" means the open, unincorporated, loose organization of CBP holders, whose primary function is to decide, through public discussion and public voting, on whether new template contracts are suitable to be included into the ComBoox Platform as Template, so as to improve or expand the functionalities thereof.

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1.12. "Contractual Transfer" has the meaning defined in Section 4.3.2.

1.13. "Creditor" has the meaning defined in Section 5.1.1.

1.14. "Days" means natural days, each consisting of 24 hours.

1.15. "Deed of Pledge" has the meaning defined in Section 5.2.2.

1.16. "Distribution Weight" has the meaning defined in Section 3.1.1(9).

1.17. "Distribution Points" has the meaning defined in Section 3.1.1(9).

1.18. "Dollar", "USD" or "$" means the legal currency of the United States.

1.19. "Due Date" has the meaning defined in Section 5.1.1.

1.20. "ETH" means the native utility token and crypto currency of the public block chain of ArbitrumOne and Ethereum.

1.21. "Expired Orders" has the meaning defined in Section 4.5.6.

1.22. "Founding Member" means the Member who set up the Company and invested Royalty Interests as his initial capital contribution in exchange for his Shares.

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1.23. "General Meeting" has the meaning defined in Section 9.1.1.

1.24. "General Meeting Minutes" has the meaning defined in Section 9.6.1.

1.25. "General Keeper" has the meaning defined in Section 2.8.2.

1.26. "Initial Offers" has the meaning defined in Section 4.5.2.

1.27. "List of Orders" has the meaning defined in Section 4.5.1.

1.28. "Listing Rule" has the meaning defined in Section 4.3.5.

1.29. "Listing Transfer" has the meaning defined in Section 4.3.3.

1.30. "Manager" has the meaning defined in Section 10.4.1.

1.31. "Members" has the meaning defined in Section 8.1.1.

1.32. "Ordinary Resolution" has the meaning defined in Section 10.2.1.

1.33. "Paid Value" has the meaning defined in Section 3.1.1(3).

1.34. "Par Value" has the meaning defined in Section 3.1.1(2).

1.35. "Pledge" has the meaning defined in Section 5.1.1.

1.36. "Pledged Share" has the meaning defined in Section 5.1.1.

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1.37. "Pledgor" has the meaning defined in Section 5.1.1.

1.38. "Price of Paid" has the meaning defined in Section 3.1.1(6).

1.39. "Price of Par" has the meaning defined in Section 3.1.1(5).

1.40. "Prime Key" means the external account address or smart contract address used to register a User's account with ComBoox that can be recognized by Registration Center to automatically retrieve the relevant User Number for identification purposes.

1.41. "Registration Center" means the core smart contract of ComBoox deployed on ArbitrumOne at the address as set out in Exhibit-I, which has the following primary functions:

(1) User Registration: to register users of ComBoox against their Prime Key;

(2) CBP book keeping: to record balance amount of CBP for each account holder;

(3) Document Registration: to register Template Contracts and their clone copies according to the contract address; and

(4) Royalty Collecting: to automatically transfer certain amount of CBP from the User to the copyrights' holder of the relevant Template Contracts as royalty when the User calls certain write function of the smart contracts created by cloning the Template Contracts.

1.42. "Register of Agreements" has the meaning defined in Section 4.4.1.

1.43. "Register of Constitutions" has the meaning defined in Section 13.7.1.

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1.44. "Register of Directors" has the meaning defined in Section 10.5.1.

1.45. "Register of Members" has the meaning defined in Section 8.3.1.

1.46. "Register of Pledges" has the meaning defined in Section 5.2.1.

1.47. "Register of Shares" has the meaning defined in Section 3.2.1.

1.48. "Royalty Interests" means a type of passive (non-operational) interest which, invested by Founding Member as its capital contribution or acquired from other developers, provides the Company with the right to revenues generated from the use of ComBoox's Template Smart Contracts, consisting of: (1) royalties collected automatically, as the holder of the partial intellectual property right of the Template Contracts within the territory of ArbitrumOne, from the User who invokes the corresponding write function of the smart contracts concerned; and (2) commissions collected automatically, as the owner of ComBoox, from splitting the royalty revenues of all copyright holders.

1.49. "Sell Orders" has the meaning defined in Section 4.5.3.

1.50. "Share" has the meaning defined in Section 3.1.1.

1.51. "Shareholder" has the same meaning with "Member" as defined in Section 1.31.

1.52. "Shareholders Agreement" has the meaning defined in Section 2.8.4.

1.53. "Smart Contracts" has the meaning defined in Section 2.8.

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1.54. "Special Resolution" has the meaning defined in Section 10.3.1.

1.55. "Subject Debt" has the meaning defined in Section 5.1.1.

1.56. "Supplement" means The Wyoming Decentralized Autonomous Organization Supplement, as amended and in effect from time to time.

1.57. "Template Contracts" means the smart contracts adopted by the ComBoox Community and registered in Registration Center as templates to create clone copies for its Users to deploy and use on ComBoox.

1.58. "Trading Mode" has the meaning defined in Section 4.3.1.

1.59. "Users" means the external account holder or the smart contract that has registered as a User with ComBoox by calling the specific function of Registration Center, each of which will be assigned a User Number that represents their unique identity against their Prime Key.

1.60. "User Number" means a User's identity number in ComBoox, which is automatically assigned by Registration Center during the registration process. Both the Prime Key and the Backup Key can be recognized by Registration Center to automatically return the corresponding User Number, which can be further used by other smart contracts for identity verification, access control or confirmation of legal rights.

1.61. "Verified Investor" means the User that already has his or her identity and other relevant materials verified: (1) by the relevant service provider engaged by the Company; or (2) by the Manager in person. Only Verified Investor can participate in Listing Transfer, or acquire Shares of the Company to become a Member, and the Manager may revoke the qualification of Verified Investor, according to the suggestion of the relevant service provider, or at his own discretion.

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1.62. "Voting Weight" has the meaning defined in Section 3.1.1(8).

1.63. "Voting Points" has the meaning defined in Section 3.1.1(8).

1.64. Unless otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.

ARTICAL 2.      Formation

2.1. FORMATION. The Company was formed on November 8, 2023 in the State of Wyoming by CERTIFICATE OF ORGANIZATION filed by the Wyoming Secretary of State with assigned filing number 2023-001358375 , pursuant to the Act and the Supplement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Act and the Supplement.

2.2. NAME. The name of the Company shall be Comboox DAO LLC .

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2.3. REGISTERED OFFICE & AGENT.

2.3.1. The name and location of the registered agent is:
  Registered Agents Inc
  30 N Gould St Ste R
  Sheridan, WY 82801

2.3.2. The registered office and agent may be changed from time to time as the Members may see fit, by filing a change of registered agent or office form with the Wyoming Secretary of State. It will not be necessary to amend this provision of the operating agreement if and when such a change is made.

2.4. TERM. The Company will continue perpetually unless:

(1) decided by Special Resolution for dissolution;

(2) an event occurs which causes the Company's business to become unlawful; or

(3) any other event causes the Company's dissolution under either the Act or the Supplement.

2.5. CONTINUATION OF THE COMPANY. In the event of an occurrence described in Section 2.4, if there is at least one remaining Member, the remaining Member has the right to continue the business of the Company, unless that right to continue has been terminated. The remaining Member's successor, assignee, or transferee may continue the business of the Company, provided the successor, assignee, or transferee consents to the continuation in writing and submits any necessary filings to the office of the Secretary of State.

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2.6. BUSINESS PURPOSE.

2.6.1.The business purpose of the Company shall include:

(1) to hold the Royalty Interests invested by Founding Member as its capital contribution, or copyrights of other Template Contracts acquired by the Company from time to time;

(2) to collect the Template Contracts' royalty and the platform's commission of ComBoox within the territory of ArbitrumOne in form of CBP as general income;

(3) to mint and/or transfer CBP directly or indirectly to potential users so as to facilitate them to use the Template Contracts adopted by and registered in ComBoox;

(4) to purchase the copyright of other Template Contracts newly adopted by ComBoox for the territory of ArbitrumOne;

(5) to purchase online or offline advertising services, promotion services, code audit services or other services to promote ComBoox Platform; and

(6) to purchase necessary accounting services, auditing services, legal services, registration agent services or other necessary professional services to make the Company, as well as ComBoox Platform, be able to operate and develop in compliance with the governing laws and regulations.

2.6.2. In addition to the above, the Company may conduct any and all lawful business appropriate in carrying out the Company's objectives, as permitted under Section 17-29-104 of the Act and Section 17-31-105 of the Supplement.

2.7. PRINCIPAL PLACE OF BUSINESS. Although the principal place of business has been stated in the Company's formation documents, however, as an on-chain company, its business decisions, corporate governance records, assets, revenues, payments, as well as operational legal acts will all be booked, maintained, arranged or conducted on-chain in a way of decentralization. Therefore, the Company actually does not and will not need to operate its business in any physical places.

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2.8. UNDERLYING SMART CONTRACTS.

2.8.1. "Underlying Smart Contracts" or "Smart Contracts" means the set of smart contracts adopted by the Company, from time to time, for automatically registering the equity shares of the Company and keeping records of corporate governance thereof, which shall be created and deployed by cloning Template Contracts.

2.8.2. "General Keeper" is the core Smart Contract that represents the legal entity of the Company to hold crypto assets, to receive revenue incurred from Royalty Interests, to elect or impeach any Managers, to make payments, and to conduct any legal acts on behalf of the Company on ArbitrumOne. Therefore, contract address of General Keeper shall be specified as the "public available identifier" in the Articles in accordance with Section 17-31-106(b) of the Supplement.

2.8.3. In the event that Members intend to replace General Keeper with other smart contract deployed at different address, such address will be set out in the deprecated General Keeper's events as a special reference, so that the original General Keeper's address will still be used as the public available identifier of the Company without updating the Articles.

2.8.4. "Shareholders Agreement" is the constitutional Smart Contract that defines all rules and terms for equity registration and corporate governance of the Company, which will be queried by other Smart Contracts for retrieving specific rules or terms in runtime so as to automatically control the conditions and procedures of legal acts of the Company. It shall be deemed as and construed into an amendment to this Agreement. Detailed provisions in regard of the relationship between Shareholders Agreement and this Agreement are set forth in Section 13.6.1.

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2.8.5. The Members acknowledge and agree that, pursuant to Section 17-31-106 of the Supplement, the Underlying Smart Contracts govern the operations of the Company. In the event of any conflict or discrepancies between the Articles and any of the Underlying Smart Contracts, the Smart Contract shall prevail. In the event of any conflict or discrepancies between the Articles and this Agreement, the Articles shall prevail. In the event of any conflict or discrepancies between this Agreement and any of the Underlying Smart Contracts, the Smart Contract shall prevail.

2.8.6. The address of Smart Contracts are set forth in Exhibit-I, which will be updated when Members replace one or more Smart Contracts by Special Resolution. It will not be necessary to update or revise any provisions of this Agreement if and when such a change is made.

ARTICAL 3.      Shares

3.1. SHARES.

3.1.1. "Share" means a Member's ownership interests and rights in the Company, which will be booked automatically in Register of Shares in form of a digital object called "Certificate of Contribution" with the following key attributes:

(1) "Shareholder" means the ownership title holder of a Share (i.e. a Member of the Company), who will be booked and indicated in form of its User Number;

(2) "Par Value" represents the subscribed contribution amount of a Share when its initial Shareholder entered into the subscription agreement, the minimum unit of which shall be 0.0001 USD;

(3) "Paid Value" represents the paid-up contribution amount of a Share that actually received by the Company, the minimum unit of which shall be 0.0001 USD;

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(4) "Clean Paid" represents the paid-up contribution amount of a Share that has no encumbrances attached and can be freely disposed by its Shareholder, the minimum unit of which shall be 0.0001 USD;

(5) "Price of Par" refers to the per Dollar acquiring price for the Par Value of a Share, the minimum unit of which shall be 0.0001 USD;

(6) "Price of Paid" means the per Dollar acquiring price for the Paid Value of a Share, the minimum unit of which shall be 0.0001 USD;

(7) "Total Value" means the total acquiring value of a Share indicated in USD, which shall be calculated as following:

Total Value = Price of Paid * Paid Value + Price of Par * (Par Value - Paid Value)

(8) "Voting Weight" means percentage weight of each amount unit of Paid Value when calculating the voting rights of a Share, and the calculation result shall be called as "Voting Points" which shall be the basis to calculate the aggregate voting rights of a Member. The minimum unit of Voting Weight shall be one percent. Therefore, the total Voting Points of a Share shall be calculated as:

Voting Points = Voting Weight * Paid Value / 100

(9) "Distribution Weight" means percentage weight of each amount unit of Paid Value when calculating the distribution rights of a Share, and the calculation result shall be called as "Distribution Points", which shall be the basis to calculate the aggregate distribution rights of a Member for distributing profits or residual assets, or assuming loss or liabilities of the Company. The minimum unit of Distribution Weight shall be one percent. Therefore, the total Distribution Points of a Share shall be calculated as:

Distribution Points = Distribution Weight * Paid Value / 100

3.1.2. "Certificate of Contribution" means the digital object acting as the conclusive evidence of a Share booked in Register of Shares, which will be automatically created and issued to the buyer upon closing of capital increase deals or Share transfer deals, and will be updated by decreasing the amount of Par Value and/or Paid Value upon closing of a share transfer deal. When a Share is transferred to other party with its full amount, the Certificate of Contribution concerned will be removed from Register of Shares automatically.

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3.2. REGISTER OF SHARES.

3.2.1. "Register of Shares" means the Smart Contract adopted by the Company to automatically book and maintain the public record of Shares, i.e. the Certificate of Contribution concerned. Any creation, alteration or revocation of any Share can only be effective and legally binding to the Company and Members upon its entry into Register of Shares, the contract address of which is set out in Exhibit-I.

3.2.2. Upon closing of a Share transaction, no matter it is a capital increase deal or a share transfer deal, a new Certificate of Contribution will be automatically created and issued to the buyer in Register of Shares.

3.2.3. When a Shareholder pays in capital contribution for the called-up Par Value of a Share, the Paid Value of the relevant Certificate of Contribution will be automatically increased by the same amount.

3.2.4. When a Shareholder transfers his or her Share, the relevant Certificate of Contribution will be automatically updated with its Par Value and Paid Value being reduced by the same amount.

3.2.5. Once the full amount of Par Value of a Share is sold out, the relevant Certificate of Contribution will be automatically removed from Register of Shares.

3.2.6. The information stored in Register of Shares is publicly accessible to all of the world. Everybody can check and read the Certificate of Contribution booked in Register of Shares.

3.2.7. Register of Shares will not be deleted from ArbitrumOne even after the termination of the Company.

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ARTICAL 4.      Trade of Shares

4.1. SHARE TRANSFER.

4.1.1. Shares can only be transferred or traded by means of Trading Mode as specified in this Agreement and implemented by Template Contracts of ComBoox.

4.1.2. Shareholders may transfer their Shares among each other freely.

4.1.3. Subject to the requirements on Verified Investor set out in Section 4.2, Shareholders may transfer their Shares to external Verified Investors freely.

4.1.4. Share transfers are not subject to any approval of other Members or General Meeting, however, in case it is arranged in the way of Contractual Transfer, the relevant Investment Agreement shall still need to be submitted to General Meeting for records purpose.

4.1.5. No first refusal rights, drag along, tag along, or any other similar special Shareholders' rights are set on any Shares.

4.2. REQUIREMENTS ON INVESTOR.

4.2.1. If any buyer intends to purchase Shares to become a Member of the Company, he or she shall satisfy the following requirements:

(1) the buyer shall be a registered User of ComBoox;

(2) the buyer shall have its identity verified:

a. by the identification service provider engaged by the Company as per Section 8.1.4; or

b. by Manger;

(3) the buyer shall honestly disclose the affiliation relationship with any existing Members by identifying the User Number of such Member's representative of group in the relevant attribute field:

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a. in the application form for Verified Investor;

b. in the relevant deals in the Investment Agreement; and

c. in the relevant Buy Orders to be placed on List of Orders.

4.2.2. If any Shareholder intends to transfer his or her Shares, by means of Contractual Transfer, to any party other than a Member, the seller shall be responsible to procure such potential buyer to satisfy the requirements stipulated in the above Section 4.2.1(2).

4.2.3. Manager shall exercise reasonable commercial efforts to ensure Verified Investors satisfying the requirements stipulated in the above Section 4.2.1(2).

4.3. TRADING MODE.

4.3.1. "Trading Mode" means the permitted transaction method and mechanism for a Share with respect to price discovery, agreement conclusion and equity closing, which shall include at least Contractual Transfer and Listing Transfer as further defined in this Section.

4.3.2. "Contractual Transfer" means the transfer mode of Shares which shall be carried out in accordance with an Investment Agreement that the seller and the buyer entered into previously, in which the basic transaction elements shall be set out clearly such as Paid Price, Paid Value, Class of Share, payment method, and closing deadline etc.

4.3.3. "Listing Transfer" means that the transfer mode of Shares which shall be arranged by listing, i.e. the seller may place Sell Orders on List of Orders with its acceptable offer price and sell amount, the buyer may place Buy Orders with its acceptable bid price and buy amount, and the system will automatically match and settle the sell and buy orders according to their price and amount.

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4.3.4. Subject to any requirements of applicable laws and regulations, Shares approved by Members for trading by "Listing Transfer" may also be transferred by "Contractual Transfer". The Listing Transfer attributes may only be allocated to a particular Class of Shares in accordance with a Listing Rule of the effective Shareholders' Agreement.

4.3.5. "Listing Rule" means the rule governing the Listing Transfer of specific Class of Shares with respect to the title of issuer, Class of Shares, maximum Par Value, title of verifier, maximum quantity of Investors, ceiling price, floor price, lockup days, off listing price, Voting Weight, Distribution Weight and other attributes concerned, which shall be incorporated in a Shareholders Agreement and approved by Special Resolution.

4.4. REGISTER OF AGREEMENTS.

4.4.1. "Register of Agreements" means the Smart Contract adopted by the Company to automatically book and maintain the public records of Investment Agreements, which shall set forth the address, status, transaction type and detailed arrangements, parties, procedural schedules for exercising special rights, so as to enable users or smart contracts to check and retrieve, execute or terminate the relevant Investment Agreements. Any creation, modification, execution, performance or termination of any Investment Agreements shall only be effective and legally binding for the Company, Members or parties concerned upon its entry into Register of Agreements, the contract address of which is set out in Exhibit-I.

4.4.2. "Investment Agreement" means the clone copy created by the relevant parties based on the Template Contract of Investment Agreement to define the deals for capital increase or Share transfer, which shall set forth the primary elements of deals with respect to the seller, the buyer, the attributes of the subject Share (such like Class, sequence number, Price of Par, Price of Paid, Par Value, Paid Value, Voting Weight and Distribution Weight), as well as the deal's closing deadline. Investment Agreement shall be deemed as and construed into the conclusive evidence of the relevant deals. Any establishment, effectiveness, performance and termination of the legal relationship of sales and purchase shall be determined by the on-chain state and records of the Investment Agreement concerned.

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4.4.3. Upon signing by any sellers on an Investment Agreement, the subject Shares' Clean Paid will be automatically reduced by the relevant amount as per the deals concerned. In the event any of the deals concerned fails to be closed after the relevant closing dead line, the seller may request to terminate the deal so as to recover the Clean Paid of the subject Shares back to its original level.

4.4.4. Upon closing of any deals of an Investment Agreement, a new Certificate of Contribution will be created and issued to the buyer in Register of Shares, and the subject Share's Certificate of Contribution will be reduced by the relevant amount of Par Value and Paid Value or be removed entirely if no amount left.

4.4.5. The information stored in Register of Agreements is publicly accessible to all of the world. Everybody can check and read the Investment Agreements booked in Register of Agreements.

4.4.6. Register of Agreements will not be deleted from ArbitrumOne even after the termination of the Company.

4.5. LIST OF ORDERS.

4.5.1. "List of Orders" means the Smart Contract adopted by the Company to book and maintain the public records of Listing Trade, which will automatically record the Initial Offers, Sell Orders, Buy Orders, as well as the closed deals concerned. Any placing, withdraw, matching, closing, and revocation of any Initial Offers, Sell Orders or Buy Orders can only be effective and legally binding on the Company, Members or Verified Investors concerned upon its entry into List of Orders, the contract address of which is set out in Exhibit-I.

4.5.2. "Initial Offers" means the limit sell orders created and placed on the List of Orders by the authorized issuer on behalf of the Company to issue new Shares of the relevant Class at a specific offer price (Price of Paid) with a specific amount (Par Value and Paid Value) and the available hours thereof, in accordance with the relevant Listing Rule, which shall also set forth other necessary elements of a capital increase deal, such as Voting Weight and Distribution Weight.

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4.5.3. "Sell Orders" means the limit sell orders created and placed on the List of Orders by the Shareholders to transfer their Shares at a specific offer price (Price of Paid) with a specific amount (Par Value and Paid Value) and available hours thereof, in accordance with the relevant Listing Rule.

4.5.4. "Buy Orders" means the limit buy orders created and placed on the List of Orders by the Verified Investors, together with sufficient ETH paid as consideration, to purchase the offered Shares in Initial Offers or Sell Orders at a specific bid price (Price of Paid) with a specific amount (Paid Value), in accordance with the relevant Listing Rule.

4.5.5. "Closed Deals" means the deals established and settled automatically via List of Orders upon the placement of a Buy Order by matching and closing the Buy Order with the available Initial Offers or Sell Orders with equal or lower offer price, which will be automatically recorded as events in List of Orders.

4.5.6. "Expired Orders" means the Initial Offers or Sell Orders that has been expired when matching any Buy Orders. They will be removed from List of Orders and be recorded as events thereon automatically.

4.5.7. Upon settlement of any Closed Deals, the subject Shares will be automatically issued or transferred to the buyer, and the consideration in ETH will be automatically booked in General Keeper under the name and exclusive control of the sellers or the Company. As for the balance amount of ETH left in the Buy Order, it will be booked in General Keeper under the name and exclusive control of the buyer, and will be recorded as events in List of Orders as well.

4.5.8. The information stored in List of Orders is publicly accessible to all of the world. Everybody can check and read the Orders, Deals and events booked in List of Orders.

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4.5.9. List of Orders will not be deleted from ArbitrumOne even after the termination of the Company.

ARTICAL 5.      Pledge of Shares

5.1. SHARE PLEDGE.

5.1.1. "Pledge" means the security right created by a Shareholder (the "Pledgor") on its Share (the "Pledged Share") in order to guarantee a specific debt (the "Subject Debt") within a certain amount (the "Guaranteed Amount") in favor of the creditor concerned (the "Creditor"). In the event that the relevant debt is not repaid in full on or before its due date (the "Due Date"), the Creditor may enforce the Pledge, within the available guarantee period, by receiving the relevant amount of Par Value (the "Pledged Par Value") and Paid Value (the "Pledged Paid Value") of the Pledged Share as compensation.

5.1.2. A Pledge shall only be validly created and binding on the Company and the Members if the following conditions are satisfied:

(1) a Deed of Pledge has been created and registered in Register of Pledge;

(2) the Creditor has been approved as a Verified Investor;

(3) the Subject Share has sufficient Clean Paid to cover the Pledged Paid Value of the Pledge; and

(4) the Subject Debt is not due when creating the Pledge.

5.1.3. The Creditor of a Pledge may transfer the Subject Debt together with the Pledge to other Users, provided that the buyer has already been approved as a Verified Investor.

5.1.4. If the Creditor confirms that the Subject Debt has been partially repaid by a certain amount, the attached Pledge will be automatically released proportionately. If the Subject Debt is confirmed by the Creditor having been fully repaid, the Pledge concerned will be automatically released in full and the relevant Deed of Pledge will be removed from Register of Pledges.

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5.1.5. Before expiration of a Pledge, the Pledgor may extend the Number Of Guarantee Days at its full discretion.

5.1.6. The creation, transfer, alteration or extension of any Pledges are NOT subject to any approval of other Members or the Company. All relevant legal acts can be carried out on ArbitrumOne without execution any paper documents off-chain.

5.2. REGISTER OF PLEDGES.

5.2.1. "Register of Pledges" means the Smart Contract adopted by the Company to automatically book and maintain the public record of Pledges. Any creation, transfer, alteration or revocation of any Deed of Pledge can only be effective and legally binding to the Company and Members upon its entry into Register of Pledges, the contract address of which is set out in Exhibit-I.

5.2.2. "Deed of Pledge" means the digital object acting as the conclusive evidence of a Pledge, which will be automatically created and registered in Register of Pledges when the Pledgor sets up a Pledge on the Pledged Share concerned. It shall set forth the following basic elements of the Pledge:

(1) the Sequence Number of the Pledged Share;

(2) the User Number of the Creditor, Pledgor, and Debtor;

(3) the Due Date, and Guaranteed Amount of the Subject Debt; and

(4) the Sequence Number, Pledged Paid Value, Pledged Par Value, Issue Date and Number of Guarantee Days of the Pledge.

5.2.3.When the Creditor confirms a repayment of the Subject Debt, the relevant Pledge will be automatically updated by reducing its Pledged Par Value and Pledged Paid Value proportional to the repaid ratio of the Guaranteed Amount.

5.2.4.The Creditor may transfer the Pledge to any other Verified Investor, upon which the Creditor indicated in the Deed of Pledge will be automatically revised into the buyer.

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5.2.5.Before expiration of a Pledge, the Pledgor may extend the valid period thereof by increasing the Guarantee Days concerned, upon which the Deed of Pledge will be updated automatically to reflect such extension.

5.2.6.Once the Subject Debt is confirmed by the Creditor having been fully repaid, the relevant Deed of Pledge will be automatically removed from Register of Pledges.

5.2.7.The information stored in Register of Pledges is publicly accessible to all of the world. Everybody can check and read the Deed of Pledge booked in Register of Pledges.

5.2.8.Register of Pledges will not be deleted from ArbitrumOne even after the termination of the Company.

ARTICAL 6.      Capital Contributions, Assets, and Liabilities

6.1. INITIAL CONTRIBUTIONS.

6.1.1. As of Effective Date, Founding Member has contributed to the Company the following intangible assets in exchange for his Shares as set out in Section 6.1.2:

(1) partial copyright of the Template Contracts developed by Founding Member within the territory of ArbitrumOne, so that the Company may collect royalty on those Template Contracts in form of CBP as general income;

(2) owner's right to Registration Center, so that the Company may collect platform commission of ComBoox in form of CBP as general income;

(3) mint rights of CBP within the territory of ArbirumOne, so that the Company may adjust total supply of CBP; and

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(4) owner's right to the Smart Contract called "Fuel Tank", so that the Company may:

a. set the Fuel Tank's selling price of CBP in ETH; and

b. pick up selling revenue of CBP in ETH from Fuel Tank.

6.1.2. In exchange of the assets contributed to the Company described in Section 6.1.1, Founding Member received the following Shares:

Share No.	1	2	Total
Class	Class A	Class B	--
Par Value	$ 250,000	$ 50,000	$ 300,000
Paid Value	$ 250,000	$ 50,000	$ 300,000
Price of Par	$ 0.00	$ 0.00	$ 0.00
Price of Paid	$ 1.00	$ 1.00	$ 1.00
Total Value	$ 250,000	$ 50,000	$ 300,000
Voting Weight	4,000%	100%	--
Total Voting Points	100,000,000,000	500,000,000	100,500,000,000
Distribution Weight	800%	100%	--
Total Distribution Points	20,000,000,000	500,000,000	20,5000,000,000

6.2. ADDITIONAL CONTRIBUTIONS.

6.2.1. No Member is obligated to make any additional contribution to the Company beyond their initial contribution.

6.2.2. Members may, from time to time, approve Investment Agreements containing capital increase deals, by Special Resolution, so as to decide:

(1) the amount of the increasing capital of the Company;

(2) the Price of Paid, Voting Weight, Distribution Weight, and other classified attributes of the new Shares or new Classes to be issued; and

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(3) the subscriber, the pay in deadline, the closing deadline, and other conditions of the deals concerned.

6.2.3. Members may, by Special Resolution, add one or more Listing Rules to the Shareholders Agreement, so as to:

(1) authorize Manager to issue certain amount of new Shares by way of listing in order to increase the capital of the Company;

(2) approve the Voting Weight, Distribution Weight, and other classified attributes of the new Shares to be issued by way of listing; and

(3) approve the ceiling and floor offering price, the off listing price, the max number of investors, the lock-up days and other conditions for offering or trading Shares by way of listing.

6.2.4. Members may use the following assets or services to make capital contributions to the Company:

(1) cryptocurrencies other than CBP (like ETH) that the Company may effectively hold, control, dispose and exchange for other assets via General Keeper;

(2) copyright of other Template Contracts; or

(3) professional services that is necessary for the Company, and can produce material work outcomes like audit reports or investigation reports.

6.2.5. All capital contributions shall be valued and denominated in USD, the amount of which shall be specified in the relevant Certificate of Contribution as Paid Value. Value of the contribution shall be determined by the following method as per their different type:

(1) value of cryptocurrencies shall be calculated by multiplying their amount by the USD price of the relevant currency at the time of delivery, which shall be automatically retrieved from one or more reliable price information providers such as Chainlink Price Feeds; and

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(2) value of copyrights or professional services shall be determined by a prior approval of Ordinary Resolution.

6.2.6. The method and mechanism for determining the contribution value set out in Section 6.2.5, shall be deemed as and construed to be a conclusive process. Once the value of a capital contribution is confirmed on its Certificate of Contribution as Paid Value, it cannot and shall not be altered any more. Members agree and undertake that, the subscription or acquisition of Shares in the Company is an acknowledgement of all their historical contributions and therefore no Member shall challenge the adequacy of any paid-in contributions of any other Member.

6.3. FAILURE TO CONTRIBUTE. All capital contributions must be made upon or before the issue of the relevant Certificate of Contribution and therefore no called up Par Value exists for any Shares.

6.4. RETURN OF CAPITAL CONTRIBUTIONS.

6.4.1.The Members agree that if the Company does not have sufficient assets to repay the capital contributions, the Members shall have no recourse against the Company or the other Members. As an exception to the foregoing, recourse does exist if a Member owes an outstanding debt to the Company.

6.4.2.Pursuant to Section 17-25-107 of the Supplement, Members are only entitled to demand and receive Shares of the Company in exchange for their capital contributions, regardless of the form or nature of the Member's actual capital contribution(s).

6.5. ASSETS. Members agree that the Company shall only hold by General Keeper on ArbitrumOne the following types of on-chain assets:

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(1) CBP and ETH;

(2) copyright of Template Contracts for collecting royalties in form of CBP;

(3) owner's right to ComBoox for collecting platform commission splitting from royalties in form of CBP;

(4) mint right of CBP for adjusting total supply thereof;

(5) owner's right to Fuel Tank, or other similar smart contracts, to sell CBP; and

(6) any other assets, approved by Ordinary Resolutions, that can be held, disposed, and exchanged for other assets by General Keeper.

6.6. LIABILITIES. The Company shall not borrow any loan or enter into any contracts which may result in the Company incurring any liabilities. To the extent permitted by law, the Company has no obligation to repurchase any CBP minted or transferred to any party.

ARTICAL 7.      Profits, Losses and Distribution

7.1. PROFITS/LOSSES. For accounting and tax purposes, the net profits or net losses of the Company will be determined annually. Pursuant to Section 17-25-110 of the Supplement, and as provided in Section (8)12.3 below, profits and losses will be allocated to the Members in proportion to each Member's aggregate Distribution Points in the Company and in accordance with Treasury Regulation 1.704-1.

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7.2. DISTRIBUTIONS.

7.2.1. Members may determine to distribute available assets annually, provided that the distribution proposal has been approved by Ordinary Resolution, and further provided that there are sufficient assets remaining to cover the total liabilities of the Company.

7.2.2. Distribution will be made proportionately to each Member's Distribution Points by depositing a certain amount of ETH into the specific account allocated to that Member in General Keeper. Thereafter, each Member may pick up its ETH deposits from General Keeper at its own discretion and without interests.

7.3 NO INTEREST.

7.3.1. Distributions made to Members will be initially stored in General Keeper under the specific account assigned to each Member.

7.3.2. If a buyer intends to close a Share transfer deal by paying the consideration directly in ETH, the consideration will initially be stored in General Keeper under the specific account assigned to the seller, and the balance amount (if any) will simultaneously be stored in the account assigned to the buyer.

7.3.3. No interests will be paid on ETH stored in General Keeper.

7.3.4.Members or sellers who have their ETH stored in General Keeper may pick up their deposits at any time by triggering the specific API of General Keeper freely.

ARTICAL 8.      Members

8.1. MEMBERS.

8.1.1. "Members" means the equity owners of the Company, who may enjoy and exercise the distribution rights to the profits and residual assets in proportion to the aggregate Distribution Points of each Member and may enjoy and exercise the voting rights in proportion to the aggregate Voting Points of each Member. For the purposes of this Agreement and in most contexts relating to the Company, the term "Member" may usually be used interchangeably with the term "Shareholder".

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8.1.2. Only registered Users of ComBoox may purchase Shares of the Company and thus become Members. The User Number is the only identifying information of a Member that is automatically kept and updated in Register of Members.

8.1.3. Once a User obtained a Certificate of Contribution in exchange for a capital contribution, he or she will automatically become a Member of the Company.

8.1.4. In order to comply with the legal requirements of Know Your Client, Anti-Money Laundering, and other similar requirements about identity verification requirements, Members agree that the Company may engage one or more third party service providers to check, verify, validate, timely renew and store the identity information of Members and such providers may be requested to provide real time confirmation on chain or on line of the identity information against the Prime Key / Backup Key of the Member concerned. In case such service providers charge any service fees, such fees shall be borne and paid by the Members.

8.1.5. There is no limit to the total number of Members.

8.1.6. A Member can purchase and hold one or more Shares of one or more Classes. The Voting Points or Distribution Points of different Classes of Shares shall be calculated on an aggregate basis to determine a Member's voting weight or distribution weight.

8.1.7. As long as a Member loses its last Certificate of Contribution as a result of a Share transfer, he or she will automatically loose the legal identity as a Member of the Company.

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8.2. MEMBERS DUTIES AND LIABILITY.

8.2.1. To the extent permitted by Section 17-29-304 of the Act, no Member shall be personally liable for the obligations of the Company. Pursuant to Section 17-29-407 of the Act, Members may participate in the control, management, direction, or operation of the affairs of the Company pursuant to this Agreement and under the automatic control of Smart Contracts.

8.2.2. Pursuant to Section 17-31-110 of the Supplement, no Member has any fiduciary duty to the Company or to any other Member. Unless otherwise agreed among the Members, no Member has any duty to act. Any attempt to grant special rights to one or more Members, must adhere to the underlying Smart Contracts.

8.3. REGISTER OF MEMBERS.

8.3.1. "Register of Members" means the Smart Contract adopted by the Company to automatically book and maintain the public records of Members and their shareholding. Any admission, alteration or revocation of any Member shall only be effective and legally binding on the Company and Members upon its entry into Register of Members, the contract address of which is set out in Exhibit-I.

8.3.2. Once a User obtains its first Certificate of Contribution it will be automatically included and booked into Register of Members. Once a Member loses its last Certificate of Contribution, it will be removed from Register of Members accordingly.

8.3.3. When a Member pays in capital contribution for called-up Par Value of a Share, the records of the Member in Register of Members will be automatically updated by increasing the amount of Paid Value against the payment.

8.3.4. When a Member transfers its Share, the records of the Member in Register of Members will be updated automatically by decreasing the sold out amount of Par Value and Paid Value upon closing.

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8.3.5. The information stored in Register of Members is publicly accessible to all of the world. Everybody can check and read the Members' User Number and their shareholding situation booked and maintained in Register of Members.

8.3.6. Register of Members will not be deleted from ArbitrumOne even after the termination of the Company.

ARTICAL 9.      General Meeting

9.1. GENERAL MEETING.

9.1.1. "General Meeting" means the ONLY decision making authority of the Company which consists of all Members. All legal acts made on behalf of the Company shall be subject to a prior approval of General Meeting either by Ordinary Resolution or by Special Resolution.

9.1.2. RECORDS. The Company will NOT convene on-sight meeting, real time video or audio meeting. All motions will be created, proposed, voted and recorded in a Smart Contract called "General Meeting Minutes". A discussion or debates concerning the subject matters may be organized on public forum online, if the proposer or any Member thinks proper.

9.1.3. IDENTIFIER OF CONTENTS. Each motion shall have a unique identifier appointing to its contents and be recorded in General Meeting Minutes, which could be:

(1) the contract address of the subject Investment Agreement or Shareholders Agreement to be reviewed and approved by voting;

(2) the sequence number of the subject position to be elected by voting;

(3) the hash value generated via keccat-256 with source data of on-chain actions of the Company to be made via General Keeper to:

a. transfer ETH, CBP or other cryptocurrencies to other account;

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b. distribute certain amount of ETH held by the Company to Members in proportion to each Member's Distribution Points; or

c. make other on-chain actions for other purposes, the key elements of which can be represented and consisting of target contracts' address to be called, ETH value to be carried with such call, and the payload data of the call indicating the target function's selector as well as the input parameters' value concerned.

9.1.4. QUORUM. A resolution can be legally effective and have binding force upon the Company and Members only if the aggregate Voting Points represented by the Members who voted on the subject motion, in person or through proxy, is equal or greater than 30% of the total Voting Points of all outstanding Shares in the Company.

9.1.5. When voting on a motion, Members may choose one of the following three options: "for", "against" or "abstain". The Voting Points of "abstain" shall be counted in when calculating quorum of a vote. Subject to the provisions of Section 9.1.4, if a motion received more Voting Points of "for" than "against", it shall be deemed to be supported by simple majority. If the Voting Points of "for" received by a motion is more than twice of "against", it shall be deemed to be supported by a special majority.

9.1.6. The voting result of a motion shall be calculated based on the number of Voting Points it received, i.e. the aggregate Voting Points represented by the Members who voted on the subject motion, in person or through proxy. A Member's Voting Points shall be the total number of Voting Points of all Shares owned by such Member on the specific registration date of the subject motion.

9.1.7. The registration date shall be earlier or equal to the start time of the voting period, and only Members can participate in a vote. Therefore, if a Member transferred its Share before the registration date, the Voting Points of the transferred Share will not be counted under the name of the seller, but will be counted under the name of the buyer instead. If a Member obtained any Share after the registration date, the Voting Points of such Share will not be counted under the name of such Member, but will be counted under the name of the seller (provided that the seller still holds any Shares to be qualified to cast vote), or will lose the opportunity to be counted (if the seller has no Shares in hand during the voting period concerned).

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9.1.8. For proposals to approve any Investment Agreement or Shareholders Agreement, the signing parties of the subject agreements will be deemed as consent to the proposal concerned, therefore, all Voting Points held by the parties on the registration date will be counted as vote in favor of the proposal.

9.1. DELEGATE AND PROXY.

9.2.1. Any Member may appoint another Member as their proxy to cast a vote on their behalf in relation to a proposal. Within the same voting process for a motion, a Member can only appoint one proxy to represent them. In addition, a delegate representing either an individual or an organization shall be entitled to exercise the same voting power as the principal itself.

9.2.2. A Member can solicit proxies from other Members so as to collect sufficient Voting Points to make a proposal. A proxy established in the proposal stage will remain effective till the vote casting stage. This means the proxy who made the proposal will continue to represent its principals and cast votes for the proposal.

9.2.3. A proxy of other principals may further entrust another Member as their common proxy. In this case, the entrusted proxy will be able to represent the aggregate Voting Points of the former proxy and its principals collectively.

9.3. PROPOSAL RIGHTS OF MOTIONS.

9.3.1. Any Member who has entered into an Investment Agreement or Shareholders Agreement may submit the smart contract address of the relevant agreement to General Meeting as a proposal for the purpose of seeking approval or for inclusion in the records.

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9.3.2. The Member authorized by the Shareholders Agreement to nominate a candidate for the position of Manager may submit a nomination with the candidate's User Number to the General Meeting as a proposal for commencing an election to vote for the position of Manager. Once the inauguration has taken place, the nominating Member may also submit a motion for the removal of the Manager from their position to the General Meeting for the commencement of an impeachment vote.

9.3.3. In addition to the above, a motion may be proposed to General Meeting for review and voting purpose only if it is proposed by Members holding at least 10% of total Voting Points of the outstanding Shares in the Company.

9.4. NO NOTIFICATION. As all corporate governance records of the Company are publicly available and automatically maintained on ArbitrumOne in a decentralized mode, Members shall be responsible for taking effective measures to continuously monitor the updates of General Meeting Minutes, as well as the timetable of each proposal concerning the review period, registration date, and voting period thereof. Neither the Company nor any Members have obligation or duties to notify any Member for execute legal rights or taking legal acts on any motions or proposals. Although the Company will construct a public UI of ComBoox on its main page so as to facilitate Members to conduct their legal rights, however, Members are advised not to rely solely on such UI or Web App for monitoring or executing any legal rights.

9.5. REGISTRATION DATE AND VOTING PERIOD. Registration date of a proposal for voting in General Meeting will be scheduled on the 15th day after the proposal date of the motion concerned. The voting period of such proposal shall be commenced on the registration date and shall be terminated three days thereafter.

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9.6. GENERAL MEETINGS MINUTES.

9.6.1. "General Meeting Minutes" means the Smart Contract adopted by the Company to automatically book and maintain the public record of the motions and voting results at General Meetings. Each proposal, proxy, vote and resolution shall only be legally effective and have binding forces on the Company and the Members upon its entry into General Meeting Minutes, the contract address of which is set out in Exhibit-I.

9.6.2. Once a motion is created, it will be simultaneously included into General Meeting Minutes. Upon the motion's proposal, a specific timetable will be automatically created, in accordance with the voting rule adopted, so as to be used as a reference to monitor the time requirements for each step of the General Meeting procedure.

9.6.3. Each ballot cast will be automatically recorded in General Meeting Minutes. This will include the User Number of the voter, total number of Voting Points represented, total number of Members delegated by the voter, and the specific attitude of the vote.

9.6.4. The information stored in Genera Meeting Minutes is publicly accessible to all of the world. Everybody can check and read the information on motions, proposals, votes, resolutions, and the execution results of the resolutions booked and maintained in General Meeting Minutes.

9.6.5. General Meeting Minutes will not be deleted from ArbitrumOne even after the termination of the Company.

9.7. SELF-DEALING. Unless entered into in bad faith, no contract or transaction between the Company and one or more of its Members, Managers or officers, or between the Company and any other entity or organization in which one or more of its Members, Managers, or officers have a financial interest or are owners, managers, directors, officers, or employees, shall be voidable solely for this reason or solely because such Member, Managers or officer was present or participated in the authorization of such contract or transaction. No Member, Manager, or officer interested in such contract or transaction, because of such interest, shall be considered to be in breach of this Agreement or liable to the Company or any Member for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction. While not required, approval or ratification by a majority of the Members having no interest in the transaction constitutes circumstantial evidence that such transaction is permitted under this section.

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9.8. PERMITTED TRANSACTIONS. Each Member, and their respective affiliates and other related parties, shall be free to engage in any activity on their own or by the means of any entity so long as neither the Member or their respective affiliates and other related parties refrains from engaging in bad faith in dealing with the Company.

9.9. INFORMATION. Pursuant to Section 17-31-112 of the Act, due to all equity transaction records and corporate governance records are available on ArbitrumOne, Members have no right to separately inspect or copy records of the Company and the Company is not obligated to furnish any records to requesting Members.

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ARTICAL 10.      Management

10.1. MANAGEMENT OF THE BUSINESS. Pursuant to Section 17-29-407 of the Act and Section 17-31-109 of the Supplement, and as stated in its Articles, the Company's day to day affairs are managed by the Members. The Members are responsible for the daily operations of the business.

10.2. ORDINARY RESOLUTION.

10.2.1. "Ordinary Resolution" means a resolution passed at a General Meeting by a simple majority of the Members voting in person or by proxy on the relevant motion, where the total number of Voting Points represented by the votes in favour of the relevant motion is greater than the number of Voting Points represented by the votes against the relevant motion.

10.2.2. The following matters shall be determined or approved by an Ordinary Resolution of General Meeting:

(1) to elect, replace or impeach Manager;

(2) to approve any budget for purchase copyrights, services or assets for the Company;

(3) to authorize a specific User to make payment on behalf of the Company by triggering the specific API of General Keeper to transfer certain amount of ETH or CBP from General Keeper to a specific account;

(4) to authorize a specific User to take actions on behalf of the Company by triggering the specific API of General Keeper to call the specific smart contracts with predefined payload and/or ETH attached; or

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(5) to authorize a specific User to distribute assets of the Company by triggering the specific API of General Keeper to allocate certain amount of ETH to each Member's internal account kept in General Keeper in proportion to each Member's Distribution Points.

10.3. SPECIAL RESOLUTION.

10.3.1. "Special Resolution" means a resolution passed at a General Meeting by a special majority of the Members voting in person or by proxy on the relevant motion, where the total number of Voting Points represented by the votes in favor of the relevant motion is more than twice of the against votes.

10.3.2. The following matters shall be determined or approved by a Special Resolution of General Meeting:

(1) to increase or decrease capital of the Company;

(2) to amend or restate Shareholders Agreement;

(3) to update or replace any Smart Contracts;

(4) to deprecate General Keeper and transfer the residual ETH and/or CBP to the new General Keeper; or

(5) to dissolute, liquidate the Company or applying for bankruptcy for the Company or change the corporate form thereof.

10.4. MANAGERS.

10.4.1. "Manager" means the administrative officer elected by Ordinary Resolution, who have NO decision-making powers but may execute any administrative, commercial or technical matters authorized by this Agreement or approved by Ordinary Resolution.

10.4.2. Manager shall have the following powers:

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(1) to approve a User as an "Accredited Investor" by triggering the corresponding API of List of Orders, in accordance with applicable laws and regulation, directly at its own discretion, or, indirectly as per the assessment and confirmation of other professional institutions;

(2) to create, configure and initiate a new General Keeper, as well as all its surrounding Smart Contracts based on Template Contracts of ComBoox, so as for the Company to move its entire corporate governance records as well as all assets to the new system, provided that the movement is subject to a prior approval of Special Resolution; or

(3) any other executive, commercial or technical matters authorized by Shareholders Agreement, Ordinary Resolution or Special Resolution.

10.4.3. Candidates for the position of Manager shall be nominated by the Members authorized by the effective Shareholders Agreement through its Position Allocation Rules. The Member who nominated the Manager shall also be entitled to propose to remove it from the position. Inauguration and impeachment of Manager shall only be effective upon approval of Ordinary Resolution.

10.4.4. Managers shall hold office for a period of three years and are eligible for re-election.

10.5. REGISTER OF DIRECTORS.

10.5.1. "Register of Directors" means the Smart Contract adopted by the Company to book and maintain the public records of Directors, Managers and other administrative officers. Any inauguration, impeachment or resignation of Directors, Managers or other officers can only be effective and legally binding on the Company and Members upon its entry into Register of Directors, the contract address of which is set out in Exhibit-I.

10.5.2. Once a User takes the relevant position, his or her User Number will be automatically booked in Register of Directors. Once a Director, Manager or other officer leaves his or her position, its User Number will be removed from Register of Directors automatically.

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10.5.3. The information stored in Register of Directors is publicly accessible to all of the world. Everybody can check and read the officer' User Number, title and sequence number of the position, as well as the start date and end date of the tenure concerned from Register of Directors.

10.5.4. Register of Directors will not be deleted from ArbitrumOne even after the termination of the Company.

ARTICAL 11.     Compensation and Reimbursement

11.1. REIMBURSEMENT. Subject to Section 10.2, the Company shall reimburse the Members or Managers for all direct out-of-pocket expenses reasonably incurred in managing the Company.

11.2. EXCULPATION. Pursuant to Section 17-29-304 of the Act, NO Member or Manager shall be personally liable, directly or indirectly, for any debt, obligation, or liability of the Company by sole reason of a being a Member or Manager. Any debt, obligation, or liability of the Company is strictly and solely the liability of the Company.

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11.3. INDEMNIFICATION. The Company will indemnify any person who was or is a party defendant or is threatened to be made a party defendant, in a pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigation (other than an action by or in the right of the Company) by reason of the fact that the person is or was a Member of the Company, Manager or agent of the Company, or is or was serving at the request of the Company, for instant expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the Members determine that the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action proceeding, has no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of "no lo Contendere" or its equivalent, does not in itself create a presumption that the person did or did not act in good faith and in a manner which he or she reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was lawful.

ARTICAL 12.      Bookkeeping

12.1. ACCOUNTING. All assets of the Company will either be held in the Smart Contract of General Keeper (such as ETH of the Company), or be registered under the contract address thereof (such as CBP). In accordance with Section 6.6, the Company will make every efforts to avoid any liabilities. All income and expenditure of the Company will also be received or paid through General Keeper. As a result, General Keeper and other Smart Contracts concerned will automatically record and maintain the complete, accurate and public accounting records of the Company. The Company's accounting period will be the calendar year.

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12.2. RECORDS. Members will keep the following public records in form of Smart Contracts at their specific contract address on ArbitrumOne as specified in Exhibit-I:

(1) Register of Constitutions: records all editions of Shareholders Agreements with respect to their contract address, legal force status, procedural schedules for creation, review and voting, and other relevant information;

(2) Register of Directors: records all information about the positions of Managers with respect to their candidate's User number, nominator, the Voting Rules applied for election, the start and end date of tenure, and other relevant information;

(3) Register of Members: records all information about Members or Shareholders with respect to their equity Shares, total Voting Points, total Distribution Points, as well as the aggregate amount of Par Value, Paid Value, Clean Paid, and other relevant information;

(4) General Meeting Minutes: records all the motions created and submitted to the General Meeting for approval with respect to their proposer, proposal time, voting start and end time, voting results, proxy arrangements, executor, execution state, and other relevant information;

(5) Register of Agreements: records all the Investment Agreements with respect to their address, status, transaction type and detailed arrangements, parties, procedural schedules for exercising special rights, and other relevant information;

(6) Register of Pledges: record all Pledges with respect to their creditor, debtor, pledgor, pledged Share, pledged amount, guaranteed amount, due date of Subject Debt, guarantee period, and other relevant information;

(7) Register of Shares: record all Shares issued by the Company with respect to their Shareholders, Class, Voting Weight, issue date, paid-in deadline or actual paid-in date, Par Value, Paid Value, acquiring price, and other relevant information;

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(8) List of Orders: record all information about Listing trade of Shares with respect to the subject Shares' Class, sequence number, Investors, Sell orders, Buy orders, Closed Deals, Expired Orders, and other relevant information.

12.3. ELECTRONIC SIGNATURE.

12.3.1. By purchasing Shares of the Company, Members consent to conduct all transactions related to Shares and legal acts around the corporate governance of the Company electronically. Below provisions outlines the terms and conditions governing the use of electronic signatures in connection with Shares or records in the Company:

(1) Electronic Transactions: By purchasing Shares of the Company, Members acknowledge and agree that all documents, agreements, disclosures, and notices related to Shares or corporate governance of the Company may be executed electronically.

(2) Consent to Use Electronic Signatures: Purchase of Shares in the Company constitutes the voluntary consent of such Member to the use of electronic signatures for all documents and transactions associated with the Shares or the Company.

(3) Legal Validity: Members understand and agree that electronic signatures used in connection with transactions related to Shares and the Company have the same legal validity and enforceability as handwritten signatures.

(4) Technical Requirements: Members are responsible for ensuring that they have the necessary hardware, software, and internet connectivity to electronically sign documents related to the Shares or the Company.

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(5) Authentication: Members agree to provide accurate and complete information during the electronic signature process and to take reasonable steps by themself to protect the security of the electronic signature concerned.

(6) Legal Review: Members or Verified Investors are strongly recommend seeking professional legal advice for any questions or concerns about the use of electronic signatures or the rights and obligations under this consent.

12.3.2. Purchase of Shares in the Company shall be deemed as the Members' acceptance of these terms and consent to use electronic signatures for all transactions related to Shares or corporate governance of the Company.

12.4. MEMBER'S ACCOUNT. The aggregate amount of Distribution Points automatically booked and maintained in Register of Members for each Member shall be deemed as and construed into such Member's capital account determined and maintained in the manner set forth in Treasury Regulation 1.704-1(b)(2)(iv), which consists of:

(1) the Member's initial capital contribution (i.e. Paid Value of the Share in exchange of such contribution) multiply the specific Distribution Weight of the Share concerned;

(2) increased by any additional capital contribution made by the Member (i.e. Paid Value of the Share in exchange of such additional contribution) multiply the specific Distribution Weight of the Share concerned; and

(3) decreased by Paid Value of any Shares transferred by the Member as Shareholder multiply the specific Distribution Weight of the Share concerned.

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12.5. REPORTS. Members shall look to the open records on Register of Members and General Keeper, for the aggregate amount of Distribution Points, the balance amount of deposits in ETH and any other statements of that Member's distributive share of income and expense for income tax reporting purposes.

ARTICAL 13.     General Matters

13.1. DISSOLUTION. The Members may dissolve the Company at any time by a Special Resolution. Per Section 17-29-701 of the Act, the Company shall be dissolved if there are no Members for a consecutive period of ninety (90) days and the underlying smart contract is unable to continue as designed. Pursuant to Section 17-29-502 of the Act and Section 17-31-113 of the Supplement, dissolution of the Company may not be ordered by a simple owner of the Share.

13.2. DISTRIBUTIONS AFTER DISSOLUTION. Upon dissolution, the Company must pay its debts before distributing residual assets to Members. Members agree that any distributions occurring after the dissolution of the Company shall follow the process outlined in this Agreement and Section 17-29-708 of the Act.

13.3. MULTIPLE ORIGINALS. This Agreement may be signed in any number of counterparts, each of which will be deemed an original.

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13.4. BINDING EFFECT. Subject to the restrictions on transfer in this Agreement, this Agreement binds and inures to the benefit of the Members and to their respective successors, personal representatives, heirs, and assigns.

13.5. CONSTRUCTION OF HEADINGS. The headings contained in this Agreement are included solely for the reader's convenience and reference.

13.6. AMENDING OPERATING AGREEMENT.

13.6.1. "Shareholders Agreement" means the Smart Contract adopted by the Company to record and maintain the public records of this Agreement, its amendments and any restated new edition thereof. In case there is any discrepancies between this Agreement and the effective Shareholders Agreement, the Shareholders Agreement shall prevail.

13.6.2. Any creation, alteration or revocation of any Rules or Terms of Shareholders Agreement can only be effective and legally binding to the Company and Members at the time when the restated new Shareholders Agreement is approved by Special Resolution.

13.6.3. The contract address of each edition of the Shareholders Agreements will be booked and maintained in Register of Constitutions, the address of which is set out in Exhibit-I.

13.6.4. A new Shareholders Agreement can only go into force upon execution by all Members or upon approval of Special Resolution. When a new Shareholders Agreement comes into force, the previous version is automatically revoked.

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13.7. REGISTER OF CONSTITUTIONS.

13.7.1. "Register of Constitutions" means the Smart Contract adopted by the Company to book and maintain the public records of Shareholders Agreements. It records all editions of Shareholders Agreements with respect to their contract address, legal force status, procedural schedules for creation, review and voting, enabling Users or smart contracts to retrieve or check the currently valid version of Shareholders Agreement, as well as all its historical revoked versions. Any creation, amendments, restatements or termination of any Shareholders Agreements can only be effective and legally binding to the Company, Members or parties concerned upon its entry into Register of Constitutions, the contract address of which is set out in Exhibit-I.

13.7.2.The information stored in Register of Constitutions is publicly accessible to all of the world. Everybody can check and read the Shareholders Agreement booked and maintained in Register of Constitutions.

13.7.3.Register of Constitutions will not be deleted from ArbitrumOne even after the termination of the Company.

13.8. GOVERNING LAW. This Agreement shall be governed, construed, and administered according to the laws of the State of Wyoming, which may be amended from time to time.

13.9. COMPLIANCE WITH THE ACT. All matters related to the operations of the Company not specifically addressed herein must be addressed in accordance with the Act and the Supplement. The Company shall comply with all other provisions of the Act and the Supplement in order to stay compliant with the law.

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13.10. SEVERABILITY. If any provision of this Agreement is determined invalid by any court of competent jurisdiction, it is the specific intent of Members that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

13.11. DISPUTES RESOLUTION. Any disputes arising from or in connection with this Agreement shall be submitted to either the United States District Court for the State of Wyoming or in a Wyoming state court where the Company's Registered Office is located. Members irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.

13.12. ENTIRE AGREEMENT. This Agreement, together with the Articles of Organization (as may be amended) and all related exhibits, schedules, attachments, etc., constitute the sole and entire agreement by and among the Members. Subject to Section 2.8.5 , this Agreement supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, written or oral, with respect to the subject matter.

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CERTIFICATION OF MEMBERS

The undersigned hereby agree, acknowledge, and certify that the foregoing Operating Agreement is adopted and approved by each Member. The agreement consisting of 50 pages, constitutes the Operating Agreement of Comboox DAO LLC, adopted by the Members as of May 18, 2024.

Members:

Signature:	LI LI
Printed Name:	LI LI
Distribution Points Ratio:	100%
Voting Points Ratio:	100%

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EXHIBIT-I      SMART CONTRACTS LIST

Registration Center & Template Smart Contracts
Smart Contract	Abbreviation	Contract Address on ArbitrumOne
Registration Center	RC	0xb91C1e3fD4e3C481c135dD414c106a25fD99f517
Create New Companies	CNC	0x7D5dD83999efa266822a5ac7D45d8fAcCD1d9bD3
Fuel Tank	FT	0xc407520F842f6774900ea6846947304cfD59d7Ee
General Keeper	GK	0xB8aF08537F29e0dD206a0924DF3864AD58AB52b2
Register of Constitutions Keeper	ROCKeeper	0x2F9dAC0d139E49416c5eB88881962614946aB8ce
Register of Directors Keeper	RODKeeper	0x3e46657A9012505E804bbBe67Cf6Ad30a8341eF9
Board Meeting Minutes Keeper	BMMKeeper	0x5A0e2408FDd08d1aBc6B7fd72fB6e2fbEfD87EaD
Register of Members Keeper	ROMKeeper	0x1dea5A9e5E9592D1d448A816c670254Bc6234Ee2
General Meeting Minutes Keeper	GMMKeeper	0x95D78d0bc57f5DF3A4F5a84445173C2253cC3634
Register of Agreements Keeper	ROAKeeper	0x27885fe89812158f86204E8970C2e463592f6a48
Register of Options Keeper	ROOKeeper	0x6Ad18cB722702fC4AeD891F0d1D54a687f87e95E
Register of Pledges Keeper	ROPKeeper	0xA1b7E6abf8Df8B07016f70162E263b282D1977fD
Shareholders Agreement Keeper	SHAKeeper	0x9af4F0F85624AEb8b6b80bEe63778dE4dC74d8F7
List of Orders Keeper	LOOKeeper	0xf8768a13996Fac1BAB4bAd20743a6A72944b8F17
Register of Constitutions	ROC	0x690Dd81103Ff47837117dfB62632A4f4dD3C5ebE
Register of Directors	ROD	0x061E5ea6a2D419BAcbD85951fD3e8c963E5f8d2d
Meeting Minutes	MM	0x220C9F6BAF0eB53F5E50b01C832208B0BA874350
Register of Members	ROM	0xeAA7F51974C1f8A549D72F56b6e9b44F3A047936
Register of Agreements	ROA	0xeD2eC0d0960ebaBC9976A77031030cd07f61cC4d
Register of Options	ROO	0x90179daA026e0Bd2456ed89401331EC325876491
Register of Pledges	ROP	0x5729CDf96e8Deaaf4aD213DF910Fb904CD64dfb5
Register of Shares	ROS	0x28B1f8cC6a13Fe7c3FF18ba6c289712D2d1cDC3C
List of Orders	LOO	0x01ca3A863c07547f708004cEca05108f7b43e543
Investment Agreement	IA	0xB71D4F8617B15a58Ad9ba5E20265b95BAE054cda
Shareholders Agreement	SHA	0xDF16aE20Cc8190dd21Afa59Fc55A0a794A9c6Ea4
Anti-Dilution	AD	0x14B8485A272b5438a1F41d8b0A29d33912D0857B
Lock-Up	LU	0x1045082663216F059D02A51a5aB29A41410378D4
Alongs	AL	0x65075574B0b1DdAD4415FDa55ceFa9e33ba7F574
Options	OP	0x8c4713231D8D230EF1B0c2D3Fff2Da92F6c09472
List of Projects	LOP	0x3b60F48Ea389D93AD21BC867005a796F18ab8b96

49

Smart Contracts of the Company
Smart Contract	Abbreviation	Contract Address on ArbitrumOne
General Keeper	GK	0x11A3d6679949De5E9530cc65684bA9B0E4392419
Register of Constitutions Keeper	ROCKeeper	0x91ce0f9FeE1dA94Dc4cE70fC1a648cda3D8c3d1f
Register of Directors Keeper	RODKeeper	0x59083E816e4fAab1A4cA9b829A26d8BCDAFe1bbE
Board Meeting Minutes Keeper	BMMKeeper	0xB03584B1f9D173BD059063DbE8e04ca386FAdF73
Register of Members Keeper	ROMKeeper	0x660898F9e1049EE8f035d16a6909333DcBDaec9a
General Meeting Minutes Keeper	GMMKeeper	0x47F5F6e4F7f65C1d4992Fe1cefD48Bc5625B8bcf
Register of Agreements Keeper	ROAKeeper	0x7238F59116F5f635bb5f9021E4b867cFEDE0Cc99
Register of Options Keeper	ROOKeeper	0x03CC8C25966e2E379484d9117DEf131bb5095F64
Register of Pledges Keeper	ROPKeeper	0x59976Af0ee26324be02d5dbf0912bEeF65250932
Shareholders Agreement Keeper	SHAKeeper	0x4164e3Ee5db743d52a9ae90EE699cE3f0DD27Fdd
List of Orders Keeper	LOOKeeper	0xcb74549D7329d0d4EeEF11e25727C0eCEfE3Ba56
Register of Constitutions	ROC	0xec7ffA235f0631b04Df428277aA1284cFcd5b327
Register of Directors	ROD	0xc74c9272A4071056D55d740D30ac3ccAeDEd624A
Board Meeting Minutes	BMM	0x9BF4E1A357Fe926253ECe257Fa4420313C3f264c
Register of Members	ROM	0xEB33dff773fEB9eb11D285De29217aE7D9794cc9
General Meeting Minutes	GMM	0x5887E0768fdE5Bb1673d7F9A0e084cc87A2488FB
Register of Agreements	ROA	0x1D4a47C40cFb04ab39B19302b092Ce4091fE5a4B
Register of Options	ROO	0xa4C40E7Ad60611253b5FFB47eFF1CDCd964519A7
Register of Pledges	ROP	0x657f937cf291EF3a84fC9914B000f155cB399126
Register of Shares	ROS	0xdB8E5D5601216Aa66D427b767a2FA1f180e0F380
List of Orders	LOO	0x0e072b0579416faC218C24D12D5d9950dD9D675F

50